SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                                     FORM 8-K


                                  CURRENT REPORT
                         Pursuant to Section 13 or 15(d) of
                         The Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported)    June 13, 1996

                            Illinois Central Corporation
                Exact name of Registrant as specified in its charter


        Delaware               1-10720            13-3545405
(State or other jurisdiction  (Commission       (IRS Employer
 of incorporation              File Number)   Identification No.)


455 North Cityfront Plaza Drive, Chicago, Illinois      60611-5504
(Address of principal executive offices)                (Zip Code)



Registrant's telephone number, including area code (312) 755-7500



Item 2.  Acquisition and Disposition of Assets

  On January 17, 1996, IC announced a definitive agreement for the acquisition of CCPH Holdings, Inc. ("CCPH"). The transaction closed June 13, 1996, following the effective date of the approval order issued by the Surface Transportation Board ("STB"). The purchase price was $144.5 million in cash, the assumption of approximately $2.5 million in debt, and approximately $17.3 million of capitalized lease obligations.

  The registrant purchased the stock of CCPH (see Exhibit 2 of Form 8-K as of May 15, 1996 (SEC File No. 1-10720))from CCPH's three stockholders and has accounted for the acquisition using the purchase method of accounting. CCPH has two principal operating subsidiaries - the Chicago Central and Pacific Railroad (CCPR") and the Cedar River Railroad ("CRR") - which together comprise a Class II Railroad system operating 850 miles of road. CCPR operates from Chicago west to Omaha, Nebraska, with connecting lines to Cedar Rapids and Sioux City, Iowa. CRR runs from Waterloo, Iowa north to Albert Lea, Minnesota.

  The registrant used its existing bank credit lines and funds received from its operating subsidiary, the Illinois Central Railroad Company (the "Railroad"), to fund the acquisition. The Railroad used proceeds from the issuance of its commercial paper to provide the monies needed to make a dividend of $50.0 million and a loan of $59.9 million to IC.

Item 7.  Financial Statements and Exhibits

  (a) Historical financial statements of CCPH for the period January 1, 1996, to June 13, 1996 and years ended December 31, 1995 and 1994
          See Index at page 4.
  (b) Historical financial statements of CCPH for each of the three years in the period ended December 31, 1995. See Form 8-K dated as of May 15, 1996 (SEC File No. 1-10720).
  (c)     Pro Forma financial information
          See Index at page 4 and description on P-1.
  (d)     Exhibits
          See Exhibit Index at E-1.

                                  SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                                 ILLINOIS CENTRAL CORPORATION






                                 John V. Mulvaney
                                 Controller


Date: August 13, 1996

                              CCP HOLDINGS, INC.

                        INDEX TO FINANCIAL STATEMENTS


Report of Independent Public  Accountants           F-1

Consolidated Balance Sheets at June 13, 1996 and
December 31, 1995                                   F-2

Consolidated Statements of Income for the period
January 1, 1996 to June 13, 1996 and for the years
ended December 31, 1995 and 1994                    F-3

Consolidated Statements of Cash Flows for the period
January 1, 1996 to June 13, 1996 and for the years
ended December 31, 1995 and 1994                    F-4

Notes to Consolidated Financial Statements          F-5



                ILLINOIS CENTRAL CORPORATION AND SUBSIDIARIES

                   INDEX TO PRO FORMA FINANCIAL INFORMATION


Pro Forma Financial Information                            P-1

Pro Forma Condensed Consolidated Statement of Income for
 the Six Months Ended June 30, 1996                        P-2

Notes to Pro Forma Condensed Consolidated Statements of
  Income for the Six Months Ended June 30, 1996            P-3

Pro Forma Condensed Consolidated Statement of Income for
 the year Ended December 31, 1995                          P-4

Notes to Pro Forma Condensed Consolidated Statement of
  Income for the year Ended December 31, 1995              P-5

  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


  To the Board of Directors of
Illinois Central Corporation:


We have audited the accompanying consolidated balance sheets of CCP HOLDINGS, INC. (a Delaware corporation) and its subsidiaries (the Company), as of June 13, 1996 and December 31, 1995, and the related consolidated statements of income and cash flows for the period January 1, 1996, to June 13, 1996, and for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CCP Holdings, Inc. and its subsidiaries as of June 13, 1996 and December 31, 1995, and the results of their operations and their cash flows for the period January 1, 1996, to June 13, 1996, and for the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.



                           ARTHUR ANDERSEN LLP


Chicago, Illinois
July 3, 1996

                               CCP Holdings, Inc.
                            Consolidated Balance Sheets
                                   ($ in 000's)
                                    (Unaudited)
                                      June 30,           December 31
      ASSETS                            1996               1995
Current Assets:
 Cash and cash equivalents         $    4,853          $   15,799
 Accounts receivable                   14,106              15,884
 Income taxes receivable                1,319                   -
 Materials and supplies                 3,351               2,893
 Prepaid expenses                         528                 497
 Deferred income tax asset              4,602               1,529
 Total current assets                  28,759              36,602

Property and equipment:
Road property                         113,640             111,801
Equipment                              38,279              38,442
                                      151,919             150,243
Less: Accumulated depreciation        (36,901)           (34,577)
Net property and equipment            115,018             115,666

Other assets                              183                 718
Total assets                       $  143,960          $  152,986

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable                    $   15,586          $   10,855
Income taxes payable                        70                 947
Employee compensation and vacations      3,181               2,750
Taxes other than income taxes            1,852               1,519
Other accrued expenses                   3,063               4,496
Current maturities of long-term debt       409               5,758
Current maturities of capital leases       998                 937
Total current liabilities               25,159              27,262

Long-Term Liabilities:
Long-term debt, less current
 maturities                              2,109              18,867
Capital leases, less current
 maturities                             16,351              16,791
Deferred income tax liability           25,396              23,959
Other long-term obligations              3,411               3,210
Deferred rehabilitation grants           8,613               8,766
Total long-term liabilities             55,880              71,593

Total liabilities                       81,039              98,855

Stockholders' equity:
Common stock, no par value; 80,000 shares
authorized, 7,600 shares issued and
outstanding                                  8                   8

Additional paid-in capital              11,149                   -
Retained earnings:
Balance, beginning of year              54,123              43,900
Net income for the year                 (2,359)             11,933
Dividend paid                                -             (1,710)
Balance, end of year                    51,764              54,123

Total stockholders' equity              62,921              54,131

                                    $  143,960          $  152,986

The accompanying notes are an integral part of these statements

                                        F-2

                                CCP Holdings, Inc.
                         Consolidated Statements of Income
                  For The Period January 1, 1996 to June 13, 1996
                 And For The Years Ended December 31, 1995 and 199
                                   ($ in 000's)

                                 January 1, 1996,
                                 To June 13, 1996  1995           1994
Revenues                       $   39,830     $   76,039     $   60,483

Operating expenses:
 Operating expenses excluding
  depreciation and amortization    40,694         47,449         45,338
 Depreciation and amortization      2,715          5,529          5,347
 Total operating expenses          43,409         52,978         50,685

 (Loss) Income from operations     (3,579)        23,061          9,798

Other income (expense):
 Interest expense                  (1,253)        (4,077)        (4,487)
 Other income                         748            870            450

(Loss) Income before income taxes  (4,084)        19,854          5,761

Provision for income taxes:
 Currently payable                      -          3,958            487
 Deferred taxes                    (1,725)         3,963          2,012

Net (loss) income              $   (2,359)    $   11,933     $    3,262

The accompanying notes are an integral part of these statements

                                        F-7
                                CCP Holdings, Inc.
                       Consolidated Statements of Cash Flows
                    For The Period January 1, 1996 to June 13,
                 And For The Year Ended December 31, 1995 and 1994
                                   ($ in 000's)

                                          January 1, 1996
                                        To June 13,  1995        1994
CASH FLOWS FROM OPERATING ACTIVITIES:
Income before extraordinary
 item                               $   (2,359) $   11,933  $    3,262
Adjustments to reconcile
 income before extraordinary
 item to net cash provided by
 operating activities:
Depreciation and amortization             2,715       5,529       5,347
Net gain on sale of property
 and equipment                              (69)       (285)       (198)
Deferred income taxes                    (1,725)      3,963       2,012
Change in assets and liabilities:
Accounts receivable                         459      (5,065)        613
Materials and supplies                     (458)         63         295
Prepaid expenses                            (31)         20         319
Other assets                                138           -           -
Accounts payable                          4,731       5,640        (536)
Income taxes payable                       (877)        178         760
Employee compensation and vacation          431         496         151
Taxes other than income taxes               333          66           -
Other accrued expenses                   (1,433)        113        (794)
Other long-term obligations                 201           -        (199)
Net cash provided by operating
 activities                               2,056      22,651      11,032

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of property and
 equipment                                  187         390       7,520
Expenditures on construction in progress
 and property and equipment              (2,066)     (4,570)    (13,714)
Other assets                                214           -        (151)
Net investments in equity securities          -       1,433      (1,433)
Net cash provided by investing
 activities                              (1,665)     (2,747)     (7,778)

CASH FLOWS FROM OPERATING ACTIVITIES:
Payments of long-term debt and capital
 leases                                 (22,486)     (6,463)     (6,330)
Increase in long-term debt                    -         176       1,701
Refinancing costs                             -         (23)          -
Deferred rehabilitation grants                -         132         626
Dividends paid                                -      (1,710)          -
Additional paid-in capital               11,149           -           -
 Net cash provided by operating
  activities                            (11,337)     (7,888)     (4,003)
Increase (decrease) in cash & cash
 equivalents                            (10,946)     12,016        (749)
Cash & cash equivalents, beginning
 of year                                 15,799       3,783       4,532
Cash & cash equivalents, end
 of year                             $    4,853  $   15,799  $    3,783

SUPPLEMENTAL DISCLOSURES:
Schedule of noncash investing and financing activities:
 Capital lease financing             $        -  $        -  $        -

Cash paid during the year for:
   Interest                          $    1,565  $    4,167  $    4,487
   Income taxes                           1,990       3,434         187

The accompanying notes are an integral part of these statements

                                        F-9

                                CCP HOLDINGS, INC.
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       JUNE 13, 1996 AND DECEMBER 31, 1995


1.     DESCRIPTION OF BUSINESS:

CCP Holdings, Inc. (the Company) was founded in October 1993 to affect a restructuring of the Company's investment in railroads and real property. This restructuring was accounted for as a combination of enterprises under common control. Thus, there was no effect on the carrying value of any of the operating entities' assets and liabilities.

At June 13, 1996, the Company has four wholly-owned subsidiaries, two of which are railroads and two of which are real estate management companies. The railroads operate in the states of Illinois, Iowa, Minnesota and Nebraska.

On June 13, 1996, all of the outstanding common stock of the Company was purchased by Illinois Central Corporation, in a change of control of the Company, for approximately $144.5 million in cash. The actual purchase price is subject to various potential adjustments for up to one year after the closing date. The accompanying consolidated financial statements were prepared as of the close of business on June 13, 1996, before reflecting any adjustments under the purchase method of accounting as a result of the sale of the Company.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Revenue Recognition

Freight revenue for the Railroads is recognized in proportion to the completion of a line-haul on a Railroad's line.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid debt instruments purchased with a maturity of three months or less, including commercial paper, repurchase agreements and treasury bills.

Materials and Supplies

Materials and supplies are stated at the lower of weighted average cost or net realizable value.

Property and Equipment

Property and equipment on the books of the subsidiaries are stated at cost. Depreciation is computed using the straight-line method. Road property and equipment include the following categories of assets, with the indicated useful lives:

            Description          Asset Life
            Road property       15-46 years
            Bridges             25-46 years
            Rolling stock         5-15 years
            Equipment             5-12 years

The straight-line, composite method of depreciation is used for certain road property. When a road asset is retired, its cost, less any proceeds from sale, is charged to accumulated depreciation. For extraordinary retirements and retirements of other property and equipment, however, the cost and related depreciation are removed from the accounts and a gain or loss is recognized.

Income Taxes

The Company files a consolidated income tax return. A tax allocation arrangement exists whereby each affiliated company's income tax is an amount equal to that which would have resulted had each filed its own income tax return.

Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the liability method for computing deferred income taxes.

Deferred income taxes result as the Company recognizes certain income and expense items in different years for financial and tax reporting purposes. Deferred income tax assets and liabilities are classified in accordance with the classification of the assets and liabilities to which they relate. Temporary differences that give rise to deferred income taxes primarily reflect (a) tax depreciation in excess of depreciation for financial reporting purposes and (b) reserves for potential liabilities related to litigation, nonvested vacation and self-insured medical claims, among others, which will not be deductible for tax purposes until future periods.

Interest Rate Risk Management

In March, 1995, the Railroad entered into a 2-year interest rate cap agreement commencing January, 1996, with the cap libor rate at 9.15% on a notional amount of $10,000,000, replacing a previous 2-year cap which expired January, 1995. The fees paid by the Railroad for interest rate caps were capitalized and amortized to interest expense.

Customer Concentration

Although the Railroads' accounts receivable include a number of railroads and customers within various industries, a large portion of the Railroads' rail traffic is attributable to customers operating in the coal and grain industries. The Railroads regularly grant trade credit to customers. In addition, the Railroads grant trade credit to railroads through the routine interchange of traffic.

Use of Estimates

The process of preparing financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

3.     DEBT REFINANCING COSTS:

Included in other assets as of June 13, 1996 and December 31, 1995, are refinancing costs of $698,000, net of accumulated amortization of $698,000 and $380,000, respectively. These costs were amortized on a straight-line basis over the life of the loan. Amortization expense totaled $318,000, $121,000, and $135,000 for the period January 1, 1996, to June 13, 1996, and for 1995 and 1994, respectively.

4.     REVOLVING LINE OF CREDIT:

In January 1993 one Railroad obtained a 3-year unsecured $10,000,000 revolving line of credit with a bank group, replacing the agreement previously in place. An amendment was made in September 1995 extending the revolving line of credit agreement to September 1998. Pursuant to the sale of the Company, this revolving line of credit was terminated on June 14, 1996.

5.     LONG-TERM DEBT:

Long-term debt at June 13, 1996, and December 31, 1995, consists of debt on the books of the Railroads and one real estate management company as follows (in 000's):


                                       June 13,          December 31,
                                        1996                  1995
Term Notes Payable                     $      -           $ 21,250

Interest-free loans from government
for rehabilitation projects, payable in
various installments through August,
1997, secured by the related road
property (see below)                        652                652

Installment note payable                      -                 28

Promissory Note, secured by a first
mortgage on the related track structure       -                465

Interest-free loans from governmental
agencies and a shippers' association
for rehabilitation projects completed in
1994, payable either in annual install-
ments or in various installments based
on annual revenue carloads originated
and terminated on the line through
July 1, 2006, secured by the related road
property (see below)                       1,866             1,884

Promissory Note, secured by a first
mortgage on the related office building        -               346

Total                                     $2,518          $ 24,625

Less- Current maturities                     409             5,758

Long-term portion                         $2,109          $ 18,867


Long-term debt matures as follows: (in 000's)

                      Year                     Amount
                      1996 remainder of year  $   409
                      1997                        350
                      1998                        268
                      1999                        268
                      2000                        268
                      2001                        268
                      2002 and thereafter         687
                                              $ 2,518

The loans from the government and a shippers' association will become immediately due and payable in the event of abandonment of any of the rehabilitated lines, discontinued use of the track structure for rail freight services or the filing for bankruptcy or insolvency.

6.     CAPITAL LEASES:

One Railroad has entered into a capital lease for 650 covered hoppers, with interest at 11.5%, payable in monthly installments of $330 per car through 2005. Beginning in December 1999 and continuing through December 2005 the Company has the option to purchase the cars at $8,000 each per terms contained in the capital lease agreement.

This Railroad has also entered into a capital lease for 100 covered hoppers, with interest at 11.5%, payable in monthly installments of $300 per car and increasing in 1997 to $330 per car through December 2006. At the expiration of the lease on December 2006, the Company has the option to purchase the cars at $4,100 to $7,300 each per terms contained in the capital lease agreement.

Future minimum lease payments on capital leases at June 13, 1996 are as follows (in 000's):

       1996 remainder of year             1,709
       1997                               2,970
       1998                               2,970
       1999                               3,337
       2000                               2,772
       2001                               4,056
       2002 and thereafter               11,145
       Total minimum lease payments      28,959
       Less amount representing interest 11,610
       Present value of future minimum
       lease payments                    17,349
       Less current maturities              998
       Long-term capital lease
       obligation                       $16,351



The covered hoppers have been included in property and equipment on the accompanying consolidated balance sheets at the net present value at the inception of the leases which totaled $18,928,000, net of $4,898,000 of amortization at June 13, 1996.

7.     OPERATING LEASES:

One Railroad leases various rolling stock, other equipment and office space under operating leases with initial noncancelable lease terms in excess of one year. Total rental expense for all operating leases amounted to $1,068,000, $3,830,000 and $3,506,000 for the period
January 1, 1996, to June 13, 1996, and for 1995 and 1994, respectively.

Future minimum lease payments on operating leases at June 13, 1996, are as follows (in 000's):

            1996, remainder of year         $  1,993
            1997                               1,415
            1998                               1,273
            1999                                 821
            2000                                 760
            2001                                 760
            2002 and thereafter                3,680
            Total minimum lease payments     $10,702
8.     INCOME TAXES:

The provision for income taxes from continuing operations consisted of the following (in 000's):

                    January 1, 1996,
                   to June 13, 1996    1995       1994
       Federal
        Current   $        -       $  3,292   $    426
         Deferred     (1,466)         3,369      1,710
                      (1,466)         6,661      2,136
       State
        Current            -            666         61
        Deferred        (259)           594        302
                        (259)         1,260        363
                  $   (1,725)       $ 7,921   $  2,499

The following summarizes the estimated tax effect of significant cumulative temporary differences that are included in the net deferred income tax liability (in 000 s):

                                         June 13,       December 31,
                                            1996               1995
Property and equipment                   $25,162            $23,828
Federal alternative minimum tax
credit carryforwards                      (1,200)            (1,395)
State alternative minimum tax
credit carryfowards                         (738)              (759)
Federal net operating loss
carryforwards, expiring in 2011           (2,696)                 -
State net operating loss
 carryforwards, expiring $476 in
  2004 and $206 in 2011                     (682)              (698)
Reserves and accruals                     (2,517)            (2,617)
Other items, net                           3,465              3,671
Net deferred tax liability               $20,794           $ 22,430


The Company has not provided any valuation allowances against deferred income tax assets as management believes that the deferred tax assets will be realized based on estimates of future taxable income, future reversals of existing taxable temporary differences, or available tax planning strategies.

The reconciliation of the federal statutory income tax rate to the effective income tax rate follows:

                      January 1, 1996
                     to June 13, 1996    1995     1994

Federal statutory rate        34.0%     34.0%    34.0%
State income taxes,
net of federal benefit         6.0       6.0      6.0
Other, net                     2.2       (.1)     3.4
Effective tax rate            42.2%     39.9%    43.4%

9.     GRANTS AND REIMBURSEMENTS FROM GOVERNMENTAL AGENCIES:

The Railroads receive grants and reimbursements from governmental agencies to rehabilitate portions of their track structure. These grants and reimbursements do not represent a future liability of the Railroads unless the Railroads abandon the rehabilitated track structure within a period of ten years after the rehabilitation. As the Railroads do not intend to abandon this track, the amounts of these rehabilitation grants have been deferred and are being amortized as a noncash offset to depreciation expense over the useful life of the related road property.

In 1995, one Railroad signed a three-year $3,887,082 contract with the Iowa Department of Transportation to replace 27.5 miles of jointed rail with continuously welded rail. The work will take place on certain portions of the line between Tara, Iowa, and LeMars, Iowa, in annual segments of 5.5, 11.0 and 11.0 miles in 1995, 1996 and 1997, respectively. The project is partially funded by a state/federal grant of 20% of the project cost, a state 0% interest loan of 28.4% of the project cost, a shipper association 0% interest loan of 8.4% of the project costs with the remaining 43.2% of the project cost paid directly by the Railroad. The contract does contain contingency amounts related to the cost of the rail. Any cost overrun, other than the rail contingency written into the contract, is the Railroad's responsibility.

10.    CONTINGENCIES:

One Railroad is a defendant in certain lawsuits resulting from railroad operations. Management believes that adequate provision has been made in the financial statements for any expected liabilities which may result from the disposition of such lawsuits. While it is possible that some of the foregoing matters may be settled at a cost greater than that provided for, it is the opinion of management that the ultimate liability, if any, will not be material to the Company's financial position or results of operations.

11.    EMPLOYEE BENEFITS:

Employees retiring from one Railroad upon or after attaining age 60 who had an employment relationship with the previous owner and operator of the line at the date the Railroad commenced operations and who have rendered at least 30 years of continuous service are entitled to postretirement medical benefits to age 65. These benefits are subject to deductibles, co-insurance provisions and other limitations. The Railroad may amend or change the plan periodically subject to its union labor agreements.

The medical benefits plan is currently unfunded; the Railroad anticipates funding future claims with the Railroad's operating cash flows.

The accumulated postretirement benefit oligations of the medical benefits plan were as follows as of June 13, 1996, and December 31, 1995 (in 000 s):

                                June 13,      December 31,
                                  1996           1995
Accumulated postretirement
benefit obligation:

Retirees                        $  376         $  458
Fully eligible active plan
participants                       349            611
Other active plan participants   1,709          1,940
Total APBO                       2,434          3,009

Unrecognized net gain              776            201

Accrued liability for
postretirement benefits         $3,210         $3,210

Assumptions used in accounting for the postretirement medical benefits plan as of June 13, 1996, and December 31, 1995 and 1994, are as follows:
                             June 13,   December 31,     December 31,
                                 1996           1995            1994

Discount rate                    6.96%       5.69%           7.50%
Annual turnover rate             3.18%       3.36%           0.99%
Average annual claim cost
  per retiree                  $5,967       $5,840         $5,546

For the period January 1, 1996, to June 13, 1996, and for 1995 and 1994, health care costs are assumed to increase by 10% per year. This rate of increase is assumed to decrease by 1% every third year until reaching 4%, when the rate of increase is assumed to remain constant.

Net gains or losses are recognized as net postretirement benefits costs using a modified corridor approach. Amounts of net gains or losses in excess of 10% of the accumulated postretirement benefit obligation as of the beginning of the period (the corridor amount ) are deferred and amortized over the estimated average remaining service period of active plan participants. Amounts of net gains or losses less than or equal to the corridor amount are recognized immediately.

The components of the net postretirement benefits cost for the period January 1, 1996, to June 13, 1996, and for 1995 and 1994 were as follows (in 000 s):

                          January 1, 1996,
                         to June 13, 1996       1995        1994
Service costs                    $66           $ 151      $  184
Interest costs                    77             222         213
Recognition of net gain          (93)           (240)       (380)
Net postretirement benefits
costs                          $  50           $ 133      $   17

Based on the June 13, 1996, calculation, a 1% per year additional increase in health care costs above these assumptions would increase the recorded liability for accumulated postretirement benefit costs by approximately $240,000.

For the period January 1, 1996, to June 13, 1996, the Company recorded approximately $19,800,000 of employee compensation expense (excluding related payroll taxes of approximately $390,000) to reflect the costs of certain amounts awarded to selected railroad employees pursuant to the sale of the Company to the Illinois Central Corporation on June 13, 1996.

Of this amount, under deferred compensation agreements, approximately $18,600,000 was awarded to certain railroad officers. The after-tax cost of these deferred compensation awards was funded by an approximate $11,100,000 capital contribution by the majority shareholder of the Company. As the amount of the capital contribution approximated the after-tax amount of the deferred compensation awards, the net impact on stockholders equity was not material.

The remaining amount of approximately $1,200,000 was paid to selected Company employees on June 13, 1996, pursuant to cash awards granted on June 10, 1996, by the Company s Board of Directors.



                          PRO FORMA FINANCIAL INFORMATION


General

       The following unaudited pro forma condensed consolidated statements of income of Illinois Central Corporation and Subsidiaries ("IC") for the twelve months ended December 31, 1995 and the six months ended June 30, 1996 (the "Pro Forma Income Statements") were prepared to illustrate the estimated effects of the acquisition of CCP Holdings, Inc. ("CCPH") by IC (the "Acquisition")(See Below). The Pro Forma Income Statements reflect the use of the purchase method of accounting and assume that the Acquisition occurred as of January 1, 1995 and January 1, 1996, respectively. The total purchase cost, including fees and expenses, has been allocated to the assets and liabilities of CCPH based on their appraised values.

       The unaudited Pro Forma Income Statements have been presented for informational purposes only, are not indicative of what IC's actual results of operations would have been had the Acquisition occurred as of January 1,1995 or January 1, 1996, respectively and do not purport to indicate IC's consolidated results of operations for any future date or period. In accordance with recent interpretations of Article 11 of Regulation S-X, no adjustments have been made to reflect revised operating policies and procedures, reduced employment levels and lower materials expense as a result of IC's intended operating plan for CCPH. Management believes that this plan would have lowered operating expenses approximately $3.4 million for the three months ended March 31, 1996 and approximately $6.9 million for the year ended December 31, 1995. Additionally, anticipated revenue synergies have not been quantified and are not included.

       As the acquisition occurred in the six month period ended June 30, 1996 and CCPH's assets and liabilities are included in the consolidated results for IC at June 30, 1996, a pro forma balance sheet at June 30, 1996 is not presented.

       The unaudited pro forma adjustments are based upon available information and upon certain assumptions. The unaudited Pro Forma Income Statements and the accompanying notes should be read in conjunction with the selected historical consolidated financial statements of IC and CCPH, including the notes thereto. IC's financial statements are contained in its Form 10-Q for the six months ended June 30, 1996 (File No. 1-10720) filed with the Commission on August 13, 1996 and its Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-10720) filed with the Commission on March 11, 1996. The historical audited consolidated financial statements of CCPH as of December 31, 1995 and for each of the three years ended December 31, 1995 are contained in the IC's Form 8-K dated as of May 15, 1996 (SEC File No. 1-10720). The historical audited consolidated financial statements of CCPH as of June 13, 1996, and for the period January 1, 1996, to June 13, 1996 are contained herein. See index on page 4.

For a description of the acquisition see Item 2.

                   ILLINOIS CENTRALCORPORATION AND SUBSIDIARIES
               Pro Forma Condensed Consolidated Statement of Income
                          Six Months Ended June 30, 1996
                                  ($ in millions)
                                    (Unaudited)

                                           ADJUSTMENTS/
                    IC        CCPH         ELIMINATIONS      Pro Forma
Revenues      $    316.0  $   39.8  $                      $    355.8
Operating
 expenses          199.3      43.4           0.7 (1)
                                           (18.6)(2)            224.8
Operating income   116.7      (3.6)         17.9                131.0
Interest expense,
 net               (14.6)     (1.3)          0.6 (3)
                                            (4.1)(4)            (19.4)
Other income, net    1.1       0.8                                1.9

Income before
 income taxes      103.2      (4.1)         14.4                113.5

Provision for
 income taxes       38.7      (1.7)          5.4 (5)             42.4

Net income    $     64.5  $   (2.4) $        9.0           $     71.1

Income per
 share        $     1.04                                   $     1.15

Weighted average number of shares of common stock and common stock equivalents outstanding

              61,781,826                                   61,781,826

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income.



                   ILLINOIS CENTRAL CORPORATION AND SUBSIDIARIES

               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                STATEMENT OF INCOME
                           SIX MONTHS ENDED JUNE 30 1996

The following is a summary of the adjustments/eliminations reflected in the unaudited Pro Forma Condensed Consolidated Statement of Income for the six months ended June 30, 1996.

1) Additional depreciation resulting from increased property valuations based on an independent appraisal.

2) Reversal of compensation paid to certain employees of CCPH in connection with the change of control. Amount is non-recurring.

3) Elimination of CCPH's interest expense on the portion of the beginning debt balance assumed paid off with cash available on January 1, 1996.

4) Increased interest expense caused by the additional borrowings required to finance the acquisition. Approximately $106 million was received from IC's subsidiary, Illinois Central Railroad Company who issued commercial paper at 5.53% per
       annum with an original maturity of 30 days.   Approximately
       $40 million was financed by IC using its bank lines with per annum rate of 5.87%.

       5)     Reflects the tax effects of Pro Forma adjustments.


                   ILLINOIS CENTRAL CORPORATION AND SUBSIDIARIES
               Pro Forma Condensed Consolidated Statement of Income
                           Year Ended December 31, 1995
                                  ($ in millions)
                                    (Unaudited)

                                          ADJUSTMENTS/
                  IC Corp    CCPH        ELIMINATIONS    Pro Forma
Revenues       $    643.8  $   76.0   $                  $    719.8
Operating
 expenses           413.3      53.0            2.0 (1)        468.3
Operating
 income             230.5      23.0           (2.0)           251.5
Interest
 expense, net       (29.5)     (4.1)           0.3 (2)
                                              (8.2)(3)        (41.5)
Other income, net    (0.2)      0.9                             0.7

Income before
 income taxes       200.8      19.8           (9.9)           210.7

Provision for
 income taxes        71.0       7.9           (3.7)(4)         75.2

Income before
extraordinary item,
 net           $    129.8  $   11.9   $       (6.2)      $    135.5

Income per share
before extraordinary
item           $     2.06                                $     2.15

Weighted average
number of shares of
common stock and
common stock
equivalents
outstanding    62,885,121                                62,885,121


See accompanying Notes to the Unaudited Pro Forma Condensed
Consolidated Statement of Income.

                                        P-7


               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                STATEMENT OF INCOME
                           YEAR ENDED DECEMBER 31, 1995

The following is a summary of the adjustments/eliminations reflected in the unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 1995.

1) Additional depreciation resulting from increased property valuations based on an independent appraisal.

2) Elimination of CCPH's interest expense on the portion of the beginning debt balance assumed paid off with cash available on January 1, 1995.

3) Increased interest expense caused by the additional borrowings required to finance the acquisition. Approximately $106 million was received from IC's subsidiary, Illinois Central Railroad Company who issued commercial paper at 5.53% per annum with an original maturity of 30 days. Approximately $40 million was financed by IC using its bank lines with per annum rate of 5.87%.

4)     Reflects the tax effects of Pro Forma adjustments.

                    ILLINOIS CENTRAL CORPORATION & SUBSIDIARIES

                                   EXHIBIT INDEX


                                              Sequential Page
Exhibit Index        Description                     No.


   23.1        Consent of Arthur Andersen LLP           (A)
   23.2        Consent of Arthur Andersen LLP           (A)



(A)  Included herein but not reproduced


                                                     Exhibit 23.1


                     CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                           ILLINOIS CENTRAL CORPORATION


          As independent public accountants, we hereby consent to the use of our report dated January 19, 1996 on the consolidated financial statements of CCP Holdings, Inc. and its subsidiaries (the "Company") as of December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995 in this Current Report on Form 8-K.






                                                /s/Arthur Andersen LLP

Chicago, Illinois
August 13, 1996


                                                        Exhibit 23.2

                     CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                           ILLINOIS CENTRAL CORPORATION


          As independent public accountants, we hereby consent to the use of our report dated July 3, 1996 on the consolidated financial statements of CCP Holdings, Inc. and its subsidiaries (the "Company") as of June 13, 1996 and December 31, 1995 and for the period January 1, 1996, to June 13, 1996 and for the years ended December 31, 1995 and 1994, in this Current Report on Form 8-K.




                                             /s/  Arthur Andersen LLP


Chicago, Illinois
August 13, 1996